PENN SERIES FUNDS, INC.

AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of July 1, 2016, to the Investment Sub-Advisory Agreement (the "Agreement") dated as of May 1, 1998, as amended as of February 26, 2004, September 7, 2006, and May 14, 2015, between Penn Mutual Asset Management, Inc. (the "Adviser") and Vontobel Asset Management, Inc. (the "Sub-Adviser").

	WHEREAS, the Adviser has converted from a Pennsylvania corporation to a Pennsylvania limited liability company effective July 1, 2016 (the "Conversion"); and

	WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to reflect the Conversion;

	NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	The Conversion shall not be deemed an assignment for
purposes of Section 22 of the Agreement, and the Conversion shall have no effect on the rights and obligations of the parties as set forth in the Agreement, as amended.

2.	All references in the Agreement to the Adviser shall refer
to "Penn Mutual Asset Management, LLC," and all references to "Penn Mutual Asset Management, Inc." shall be replaced with
"Penn Mutual Asset Management, LLC." In addition, any references to the Adviser as "a Pennsylvania corporation," or words to that effect, are replaced with "a Pennsylvania limited liability company."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

VONTOBEL ASSET MANAGEMENT, INC.

By:  /s/ Joseph Mastoloni
      Joseph Mastoloni
      Chief Compliance Officer

PENN MUTUAL ASSET MANAGEMENT, LLC
By:  /s/ Keith Huckerby
      Keith Huckerby
      President and Chief Marketing Officer